UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934

                       (Amendment No. ____)*

                      TORCH OFFSHORE, INC.
                        (Name of Issuer)

                  Common Stock, $0.01 par value
                 (Title of Class of Securities)

                            891019101
                         (CUSIP Number)

                        December 31, 2001
     (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]   Rule 13d-1(b)
          [ ]   Rule 13d-1(c)
          [X]   Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



















CUSIP No. 891019101						Page 2 of 14
------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Lyle G. Stockstill
------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [ ]
     (b)  [X]
------------------------------------------------------------------
 3   SEC USE ONLY

------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
------------------------------------------------------------------
     NUMBER OF        5  SOLE VOTING POWER
                           0
SHARES BENEFICIALLY  ---------------------------------------------
                      6  SHARED VOTING POWER
     OWNED BY              7,505,000 (1)
                     ---------------------------------------------
   EACH REPORTING     7  SOLE DISPOSITIVE POWER
                           0
      PERSON         ---------------------------------------------
                      8  SHARED DISPOSITIVE POWER
       WITH:               7,505,000 (1)
------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       7,505,000
------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES                     [   ]
------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       57.9% (1)
------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON
       IN
------------------------------------------------------------------























CUSIP No. 891019101						Page 3 of 14
------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Lana J. Hingle Stockstill
------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [ ]
     (b)  [X]
------------------------------------------------------------------
 3   SEC USE ONLY

------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
------------------------------------------------------------------
     NUMBER OF        5  SOLE VOTING POWER
                           0
SHARES BENEFICIALLY  ---------------------------------------------
                      6  SHARED VOTING POWER
     OWNED BY              7,505,000 (2)
                     ---------------------------------------------
   EACH REPORTING     7  SOLE DISPOSITIVE POWER
                           0
      PERSON         ---------------------------------------------
                      8  SHARED DISPOSITIVE POWER
       WITH:               7,505,000 (2)
------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       7,505,000
------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES			      [   ]
------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       57.9% (2)
------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON
       IN
------------------------------------------------------------------























CUSIP No. 891019101 						Page 4 of 14
------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Torch, Inc.
------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [ ]
     (b)  [X]
------------------------------------------------------------------
 3   SEC USE ONLY

------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
      Louisiana
------------------------------------------------------------------
     NUMBER OF        5  SOLE VOTING POWER
                           7,505,000
SHARES BENEFICIALLY  ---------------------------------------------
                      6  SHARED VOTING POWER
     OWNED BY              0
                     ---------------------------------------------
   EACH REPORTING     7  SOLE DISPOSITIVE POWER
                           7,505,000
      PERSON         ---------------------------------------------
                      8  SHARED DISPOSITIVE POWER
       WITH:               0
------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       7,505,000
------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES			      [   ]
------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       57.9%
------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON
       CO
------------------------------------------------------------------























CUSIP No. 891019101						Page 5 of 14
------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          The Lyle G. Stockstill Trust No. 1
------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [ ]
     (b)  [X]
------------------------------------------------------------------
 3   SEC USE ONLY

------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
      The trust is governed by the laws of the State of Delaware
------------------------------------------------------------------
     NUMBER OF        5  SOLE VOTING POWER
                           0
SHARES BENEFICIALLY  ---------------------------------------------
                      6  SHARED VOTING POWER
     OWNED BY              1,876,250 (3)
                     ---------------------------------------------
   EACH REPORTING     7  SOLE DISPOSITIVE POWER
                           0
      PERSON         ---------------------------------------------
                      8  SHARED DISPOSITIVE POWER
       WITH:               1,876,250 (3)
------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,876,250
------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES				[   ]
------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       14.5% (3)
------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------























CUSIP No. 891019101						Page 6 of 14
------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          The Lana Hingle Stockstill Trust No. 1
------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [ ]
     (b)  [X]
------------------------------------------------------------------
 3   SEC USE ONLY

------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
      The trust is governed by the laws of the State of Delaware
------------------------------------------------------------------
     NUMBER OF        5  SOLE VOTING POWER
                           0
SHARES BENEFICIALLY  ---------------------------------------------
                      6  SHARED VOTING POWER
     OWNED BY              1,876,250 (4)
                     ---------------------------------------------
   EACH REPORTING     7  SOLE DISPOSITIVE POWER
                           0
      PERSON         ---------------------------------------------
                      8  SHARED DISPOSITIVE POWER
       WITH:               1,876,250 (4)
------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,876,250
------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES			      [   ]
------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       14.5% (4)
------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON
       OO
------------------------------------------------------------------























CUSIP No. 891019101						Page 7 of 14
------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Donald J. Webre
------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [ ]
     (b)  [X]
------------------------------------------------------------------
 3   SEC USE ONLY

------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
------------------------------------------------------------------
     NUMBER OF        5  SOLE VOTING POWER
                           0
SHARES BENEFICIALLY  ---------------------------------------------
                      6  SHARED VOTING POWER
     OWNED BY              1,876,250 (5)
                     ---------------------------------------------
   EACH REPORTING     7  SOLE DISPOSITIVE POWER
                           0
      PERSON         ---------------------------------------------
                      8  SHARED DISPOSITIVE POWER
       WITH:               1,876,250 (5)
------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,876,250
------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES			      [   ]
------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       14.5% (5)
------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON
       IN
------------------------------------------------------------------























CUSIP No. 891019101						Page 8 of 14
------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Geraldine Cook
------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)  [ ]
     (b)  [X]
------------------------------------------------------------------
 3   SEC USE ONLY

------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
------------------------------------------------------------------
     NUMBER OF        5  SOLE VOTING POWER
                           0
SHARES BENEFICIALLY  ---------------------------------------------
                      6  SHARED VOTING POWER
     OWNED BY              1,876,250 (6)
                     ---------------------------------------------
   EACH REPORTING     7  SOLE DISPOSITIVE POWER
                           0
      PERSON         ---------------------------------------------
                      8  SHARED DISPOSITIVE POWER
       WITH:               1,876,250 (6)
------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,876,250
------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES			      [   ]
------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       14.5% (6)
------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON
       IN
------------------------------------------------------------------























CUSIP No. 891019101						Page 9 of 14

ITEM 1.

     Item 1(a) NAME OF ISSUER:
               Torch Offshore, Inc.

     Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               401 Whitney Avenue, Suite 400
               Gretna, LA 70056

ITEM 2.

     Item 2(a) NAME OF PERSONS FILING:
               Lyle G. Stockstill
               Lana J. Hingle Stockstill
               Torch, Inc.
               The Lyle G. Stockstill Trust No. 1
               The Lana Hingle Stockstill Trust No. 1
               Donald J. Webre
               Geraldine Cook

     Item 2(b) ADDRESS OF PRINCIPAL BUSINNES OFFICE, OR IF NONE,
               RESIDENCE:
               The following address applies to all persons filing: c/o Torch Offshore, Inc.
               401 Whitney Avenue, Suite 400
               Gretna, LA 70056

     Item 2(c) CITIZENSHIP:
               Lyle G. Stockstill, Lana J. Hingle Stockstill, Donald J. Webre and Geraldine Cook are individual United States' citizens. Torch, Inc. is a corporation organized under the laws of the State of Louisiana. The Lyle G. Stockstill Trust No. 1 and The Lana Hingle Stockstill Trust No. 1 are trusts governed by the laws of the State of Delaware.

     Item 2(d) TITLE OF CLASS OF SECURITIES:
               Common Stock, $0.01 par value

     Item 2(d) CUSIP NUMBER:
               891019101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
               (a)  [  ] Broker or dealer registered under
                         section 15 of the Act (15 U.S.C. 78o).
               (b)  [  ] Bank as defined in section 3(a)(6) of
                         the Act(15 U.S.C. 78c).
               (c)  [  ] Insurance Company as defined in section
                         3(a)(19)of the Act (15 U.S.C. 78c).











CUSIP No. 891019101						Page 10 of 14

               (d)  [  ] Investment Company registered under section
                         8 of the Investment Company Act of 1940
                         (15 U.S.C. 80a-8).
               (e)  [  ] An investment adviser in accordance with
                         Rule 13d-1(b)(1)(ii)(E);
               (f)  [  ] An employee benefit plan or endowment
				 fund in accordance with Rule 13d-
                         1(b)(1)(ii)(F);
               (g)  [  ] A parent holding company or control
		             person in accordance with Rule 13d-
                         1(b)(1)(ii)(G);
               (h)  [  ] A savings association as defined in
               		 Section 3(b)of the Federal Deposit Insurance
                         Act (12 U.S.C. 1813);
               (i)  [  ] A church plan that is excluded from
		             the definition of an investment company
                         under Section 3(c)(14) of the Investment
                         Company Act of 1940 (15 U.S.C. 80a-3);
               (j)  [  ] Group, in accordance with Rule 13d-
               		 1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP

          For Lyle G. Stockstill:

          (a)  Amount Beneficially Owned: 7,505,000 (1)
          (b)  Percent of Class: 57.9% (1)
          (c)  Number of Shares as to which such person has:
               (i)  Sole power to vote or to direct the vote:
                    0
               (ii) Shared power to vote or to direct the vote:
                    7,505,000 (1)
               (iii)Sole power to dispose or to direct the
                    disposition of: 0
               (iv) Shared power to dispose or to direct the
                    disposition of: 7,505,000 (1)

          For Lana J. Hingle Stockstill:

          (a)  Amount Beneficially Owned: 7,505,000 (2)
          (b)  Percent of Class: 57.9% (2)
          (c)  Number of Shares as to which such person has:
               (i)  Sole power to vote or to direct the vote:
                    0
               (ii) Shared power to vote or to direct the vote:
                    7,505,000 (2)
               (iii)Sole power to dispose or to direct the
                    disposition of: 0
               (iv) Shared power to dispose or to direct the
                    disposition of: 7,505,000 (2)












CUSIP No. 891019101						Page 11 of 14

          For Torch, Inc.:

          (a)  Amount Beneficially Owned: 7,505,000
          (b)  Percent of Class: 57.9%
          (c)  Number of Shares as to which such person has:
               (i)  Sole power to vote or to direct the vote:
                    7,505,000
               (ii) Shared power to vote or to direct the vote:
                    0
               (iii)Sole power to dispose or to direct the
                    disposition of: 7,505,000
               (iv) Shared power to dispose or to direct the
                    disposition of: 0

          For The Lyle G. Stockstill Trust No. 1:

          (a)  Amount Beneficially Owned: 1,876,250 (3)
          (b)  Percent of Class: 14.5% (3)
          (c)  Number of Shares as to which such person has:
               (i)  Sole power to vote or to direct the vote:
                    0
               (ii) Shared power to vote or to direct the vote:
                    1,876,250 (3)
               (iii)Sole power to dispose or to direct the
                    disposition of: 0
               (iv) Shared power to dispose or to direct the
                    disposition of: 1,876,250 (3)

          For The Lana Hingle Stockstill Trust No. 1:

          (a)  Amount Beneficially Owned: 1,876,250 (4)
          (b)  Percent of Class: 14.5% (4)
          (c)  Number of Shares as to which such person has:
               (i)  Sole power to vote or to direct the vote:
                    0
               (ii) Shared power to vote or to direct the vote:
                    1,876,250 (4)
               (iii)Sole power to dispose or to direct the
                    disposition of: 0
               (iv) Shared power to dispose or to  direct the
                    disposition of: 1,876,250 (4)

          For Donald J. Webre:

          (a)  Amount Beneficially Owned: 1,876,250 (5)
          (b)  Percent of Class: 14.5% (5)
          (c)  Number of Shares as to which such person has:
               (i)  Sole power to vote or to direct the vote:
                    0
               (ii) Shared power to vote or to direct the vote:
                    1,876,250 (5)











CUSIP No. 891019101						Page 12 of 14

               (iii)Sole power to dispose or to direct the
                    disposition of: 0
               (iv) Shared power to dispose or to  direct the
                    disposition of: 1,876,250 (5)

          For Geraldine Cook:

          (a)  Amount Beneficially Owned: 1,876,250 (6)
          (b)  Percent of Class: 14.5% (6)
          (c)  Number of Shares as to which such person has:
               (i)  Sole power to vote or to direct the vote:
                    0
               (ii) Shared power to vote or to direct the vote:
                    1,876,250 (6)
               (iii)Sole power to dispose or to direct the
                    disposition of: 0
               (iv) Shared  power to dispose or to  direct the
                    disposition of: 1,876,250 (6)

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6.   OWNERSHIP  OF  MORE  THAN FIVE  PERCENT  ON  BEHALF  OF
          ANOTHER PERSON.
          Not applicable.

ITEM 7.   IDENTIFICATION  AND CLASSIFICATION  OF  THE  SUBSIDIARY
          WHICH  ACQUIRED THE SECURITY BEING REPORTED ON  BY  THE
          PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION  AND CLASSIFICATION OF  MEMBERS  OF  THE
          GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION
          Not applicable.






















CUSIP No. 891019101						Page 13 of 14

                    EXPLANATION OF RESPONSES

(1) The securities are owned directly by Torch, Inc. Mr. Stockstill serves as Chief Executive Officer and Chairman of the Board of Directors of Torch, Inc., which is comprised of three members. Lana Hingle Stockstill, wife of Mr. Stockstill, serves as Secretary, Treasurer and a Director of Torch, Inc. Mr. Stockstill owns 25% of the outstanding capital stock of Torch, Inc., and Mrs. Stockstill owns 25% of the outstanding capital stock of Torch, Inc. Because Mr. Stockstill exercises shared voting and dispositive power with respect to these securities, he may be deemed to be an indirect beneficial owner of these securities for purposes of Rule 13d-3.

(2) The securities are owned directly by Torch, Inc. Mrs. Stockstill serves as Secretary, Treasurer and a Director of Torch, Inc. Lyle G. Stockstill, husband of Mrs. Stockstill, serves as Chief Executive Officer and Chairman of the Board of Directors of Torch, Inc., which is comprised of three members. Mrs. Stockstill owns 25% of the outstanding capital stock of Torch, Inc., and Mr. Stockstill owns 25% of the outstanding capital stock of Torch, Inc. Because Mrs. Stockstill exercises shared voting and dispositive power with respect to these securities, she may be deemed to be an indirect beneficial owner of these securities for purposes of Rule 13d-3.

(3)  The securities are owned directly by Torch, Inc.  The Lyle
     G. Stockstill Trust No. 1 owns 25% of the outstanding capital stock of Torch, Inc. The Lyle G. Stockstill Trust No. 1 disclaims beneficial ownership of these securities.

(4)  The securities are owned directly by Torch, Inc.  The Lana
     Hingle Stockstill Trust No. 1 owns 25% of the outstanding capital stock of Torch, Inc. The Lana Hingle Stockstill
     Trust No. 1 disclaims beneficial ownership of these securities.

(5)  The securities are owned directly by Torch, Inc.  The Lyle
     G. Stockstill Trust No. 1 owns 25% of the outstanding capital stock of Torch, Inc. Mr. Webre is one of the two members of the trustee investment committee of such trust. Mr. Webre disclaims beneficial ownership of these securities.

(6)  The securities are owned directly by Torch, Inc.  The Lyle
     G. Stockstill Trust No. 1 owns 25% of the outstanding capital stock of Torch, Inc. Ms. Cook is one of the two members of the trustee investment committee of such trust. Ms. Cook disclaims beneficial ownership of these securities.












CUSIP No. 891019101						Page 14 of 14

                           SIGNATURES
     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete complete and correct.

Dated:  February 8, 2002      /s/ Lyle G. Stockstill
                              -----------------------------------
                              Lyle G. Stockstill

                              /s/ Lana J. Hingle Stockstill
                              -----------------------------------
                              Lana J. Hingle Stockstill

                              TORCH, INC.

                              /s/ Lyle G. Stockstill
                              -----------------------------------
                              By: Lyle G. Stockstill, Chief
                              Executive Officer

                              THE LYLE G. STOCKSTILL TRUST NO. 1

                              /s/ Geraldine Cook
                              -----------------------------------
                              By: Geraldine Cook, Trustee

                              /s/ Donald J. Webre
                              -----------------------------------
                              By: Donald J. Webre, Trustee

                              THE LANA HINGLE STOCKSTILL TRUST NO. 1

                              /s/ Brenda J. Hingle
                              -----------------------------------
                              By: Brenda J. Hingle, Trustee

                              /s/ Linda A. Rhodes
                              -----------------------------------
                              By: Linda A. Rhodes, Trustee

                              /s/ Geraldine Cook
                              -----------------------------------
                              By: Geraldine Cook, Trustee

                              /s/ Donald J. Webre
                              -----------------------------------
                              Donald J. Webre

                              /s/ Geraldine Cook
                              -----------------------------------
                              Geraldine Cook











                      EXHIBIT INDEX

EXHIBIT        Joint filing agreement





























































                           AGREEMENT
     The undersigned hereby agree in writing pursuant to the provisions of Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13G to which this Agreement is attached is filed on behalf of each of the undersigned.

Dated:  February 8, 2002      /s/ Lyle G. Stockstill
                              -----------------------------------
                              Lyle G. Stockstill

                              /s/ Lana J. Hingle Stockstill
                              -----------------------------------
                              Lana J. Hingle Stockstill

                              TORCH, INC.

                              /s/ Lyle G. Stockstill
                              -----------------------------------
                              By: Lyle G. Stockstill, Chief
                              Executive Officer

                              THE LYLE G. STOCKSTILL TRUST NO. 1

                              /s/ Geraldine Cook
                              -----------------------------------
                              By: Geraldine Cook, Trustee

                              /s/ Donald J. Webre
                              -----------------------------------
                              By: Donald J. Webre, Trustee

                              THE LANA HINGLE STOCKSTILL TRUST NO. 1

                              /s/ Brenda J. Hingle
                              -----------------------------------
                              By: Brenda J. Hingle, Trustee

                              /s/ Linda A. Rhodes
                              -----------------------------------
                              By: Linda A. Rhodes, Trustee

                              /s/ Geraldine Cook
                              -----------------------------------
                              By: Geraldine Cook, Trustee

                              /s/ Donald J. Webre
                              -----------------------------------
                              Donald J. Webre

                              /s/ Geraldine Cook
                              -----------------------------------
                              Geraldine Cook